UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Nikola Corporation
(Name of Registrant as Specified In Its Charter)

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[Nikola first posted the following to social media channels beginning June 24, 2022:]

In response to investor questions regarding shares outstanding, Nikola has 600M common shares authorized and approximately 495M fully diluted shares, which includes 433M shares outstanding and 62M in options, RSUs and warrants. Nikola also has approximately 71M of reserved / unissued shares from our ELOC and convertible notes. The combination of these means Nikola has approximately 567M fully diluted and reserved/unissued shares, as of June 8, 2022. This leaves us with approximately 33 million shares. That’s why we need your vote FOR Proposal 2 – which allows NKLA to increase number of authorized shares of common stock to 800M, providing flexibility to support growth of our business. Vote NOW: [LINK to latest release]